EXHIBIT 21.1

List of Subsidiaries of BCD Semiconductor Manufacturing Limited

Direct Subsidiaries:

Advanced Analog Circuits (Shanghai) Corporation, incorporated in the PRC

MEMS Manufacturing (Shanghai) Co. Ltd., incorporated in the PRC

Shanghai SIM-BCD Semiconductor Manufacturing Co. Ltd., incorporated in the PRC

BCD (Shanghai) Semiconductor Manufacturing Limited, incorporated in the PRC

Excel Power Technology (Shanghai) Co. Ltd., incorporated in the PRC

Indirect Subsidiaries:

BCD Semiconductor Limited, incorporated in Hong Kong

Excel Power Technology Limited, incorporated in Hong Kong

BCD Semiconductor (Taiwan) Company Limited, incorporated in Taiwan

Excel Power Technology Limited, incorporated in the Cayman Islands

BCD Semiconductor Corporation, incorporated in California in the U.S.